Exhibit 4.19

[Translation of Chinese Original]

Share Pledge Termination Agreement

This Share Pledge Termination Agreement (hereinafter referred to as “this Agreement”) is executed in Beijing, the People’s Republic of China (hereinafter referred to as “China”) on July 11, 2011, by and between:

Pledgee: Beijing Super TV Co., Ltd.

Registered Address: 4-406 Jingmeng High-Tech Building B, No. 5-2 Shangdi East Road, Haidian District, Beijing

Pledger: Junming Wu

Address: [                    ]

Whereas the Pledgee and the Pledger executed the “No. 2 Supplemental Agreement to the Share Pledge Agreement” (Attachment 1) in 2008, and the Parties intend to terminate the said Agreement.

Now, therefore, the Parties hereby reach the following agreement through amicable negotiations:

1.	The Parties agree to terminate the “No. 2 Supplemental Agreement to the Share Pledge Agreement” (Attachment 1) executed in 2008, by and between the Pledgee and the Pledger.

2.	This Agreement shall be effective upon the signature or seal of the Parties.

3.	This Agreement is written in Chinese in duplicate, with each party holding one copy.

Pledgee: Beijing Super TV Co., Ltd.

(Seal)

Pledger:

/s/ Junming Wu

Attachment 1

No. 2 Supplemental Agreement to the Share Pledge Agreement (Omitted)